EXHIBIT 99.1

Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	October 16, 2003

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS
THIRD QUARTER NET EARNINGS UP 36%

     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $9.9 million for the quarter ended September 30, 2003, an increase of $2.6 million, or 36%, over the $7.3 million recorded in the third quarter of 2002. On a per share basis, net income for the third quarter of 2003 totaled $0.53 per diluted common share, a $0.13 per share, or 33%, increase as compared to the 2002 third quarter total of $0.40 per diluted common share. The return on average equity for the third quarter of 2003 stood at 15.24% versus 13.68% for the third quarter of 2002.

     For the first nine months of 2003, net income totaled $27.2 million, or $1.46 per diluted common share, an increase of $7.2 million, or 36%, when compared to $20.0 million, or $1.16 per diluted common share, for the same period in 2002. The results for the first nine months of the prior year included pretax income of $1.25 million, or $754,000 after-tax ($0.04 per common diluted share), for a partial settlement related to a non-recurring charge recorded in 2000. Return on average equity for the first nine months of 2003 was 14.92% versus 14.98% for the same period of 2002.

     “In the face of challenging economic and competitive times, we are very pleased to report another solid quarter of growth and profitability. We were able to post improvements in the net interest margin, efficiency measures and overall return to shareholders,” commented Edward J. Wehmer, President and Chief Executive Officer. “We are also pleased to see a second consecutive quarter of growth in our wealth management revenues.” Mr. Wehmer added, “We remain comfortable that we will meet or exceed the existing range of the analysts’ earnings estimate for 2003 of $1.83 to $1.95 per share.”

     Wintrust’s key operating measures and growth rates for the first nine months of 2003 as compared to the prior year period are shown in the table below:

	Nine Months	Nine Months
	Ended	Ended	% or
	September 30,	September 30,	basis point (bp)
(Dollars in thousands, except per share data)	2003	2002	Change

Net income	$27,189	$19,953	36%
Net income per common share — Diluted	$1.46	$1.16	26%
Net revenue (1)	$142,115	$114,480	24%
Net interest income	$86,824	$72,000	21%
Net interest margin (4)	3.20%	3.42%	(22)bp
Core net interest margin (2) (4)	3.32%	3.60%	(28)bp
Net overhead ratio (3)	1.21%	1.48%	(27)bp
Return on average assets	0.91%	0.87%	4 bp
Return on average equity	14.92%	14.98%	(6)bp
At end of period
Total assets	$4,304,877	$3,576,775	20%
Total loans	$2,949,143	$2,483,892	18%
Total deposits	$3,529,196	$2,971,485	19%
Total equity	$299,874	$218,028	38%
Book value per common share	$15.87	$12.71	25%
Market price per common share	$37.80	$28.65	32%
Common shares outstanding	18,898,408	17,148,022	10%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

     On February 20, 2002, Wintrust completed its acquisition of Wayne Hummer Investments, LLC (including its wholly owned subsidiary, Focused Investments LLC) and Wayne Hummer Asset Management Company (collectively, the “Wayne Hummer Companies”). The Wayne Hummer Companies’ results of operations are included only since the effective date of acquisition (February 1, 2002) in Wintrust’s results.

     On February 4, 2003, Wintrust completed the acquisition of Lake Forest Capital Management Company based in Lake Forest, Illinois. Lake Forest Capital Management has been merged into and is operating as a separate division of Wayne Hummer Asset Management Company, Wintrust’s existing asset management subsidiary. Lake Forest Capital Management Company’s results of operations are included only since the effective date of acquisition (February 1, 2003) in Wintrust’s 2003 results. Lake Forest Capital Management Company further expands our wealth management business in the Chicago metropolitan area.

     On August 7, 2003, Wintrust announced the signing of a definitive agreement to acquire Village Bancorp, Inc. (“Village”) in a stock merger transaction. Village is the parent company of Village Bank and Trust—Arlington Heights (“Village Bank”) that has locations in Arlington Heights and Prospect Heights, Illinois. Village Bank began operations as a de novo bank in 1995 and had total assets of approximately $74 million as of June 30, 2003. Subject to approval by regulators and Villages’ shareholders, and the satisfaction of certain closing conditions, the transaction is expected to close in the fourth quarter of 2003.

     On September 26, 2003, Wintrust announced the completion of the sale of 1,377,108 common shares, including the underwriters’ over-allotment option, of common stock in connection with the Company’s underwritten public offering. The offering was priced at $35.80 per share, and all of the shares were newly issued. Net proceeds to the Company from the sale, after deducting the underwriting discount and estimated offering expenses, were approximately $46.1 million.

     Subsequent to quarter-end, on October 1, 2003, Wintrust announced the completion of its previously announced acquisition of 100% of the ownership interest of Advantage National Bancorp, Inc. (“Advantage”) in a stock merger transaction. Advantage is the parent company of Advantage National Bank that has locations in Elk Grove Village and Roselle, Illinois. Advantage National Bank is a de novo bank that began operations in January, 2001 and had total assets of approximately $107.5 million as of June 30, 2003.

     Total assets rose to $4.30 billion at September 30, 2003, an increase of $728 million, or 20%, compared to $3.58 billion a year ago, and an increase of $583 million, or 21% on an annualized basis, since December 31, 2002. Total deposits as of September 30, 2003 were $3.53 billion, an increase of $558 million, or 19%, as compared to $2.97 billion at September 30, 2002, and an increase of $440 million, or 19% on an annualized basis, since year-end 2002. Total loans grew to $2.95 billion as of September 30, 2003, a $465 million, or 18%, increase over the $2.48 billion balance as of a year ago, and an increase of $393 million, or 21% on an annualized basis, since December 31, 2002.

     For the third quarter of 2003, net interest income totaled $31.9 million, increasing $6.5 million, or 25%, compared to the third quarter of 2002 and $3.6 million, or 50% on an annualized basis, over the second quarter of 2003. Average earning assets grew $716 million over the third quarter of 2002, a 23% increase. Strong loan growth in the third quarter of 2003 continued to fuel earning asset growth as average loans increased over the second quarter of 2003 by $221 million, or 31% on an annualized basis. The net interest margin for the third quarter of 2003 was 3.32%, compared to 3.14% in the second quarter of 2003 and 3.26% in the third quarter of 2002. Net interest income totaled $86.8 million for the first nine months of 2003, increasing $14.8 million, or 21%, over the same period in 2002. The net interest margin for the first nine months of 2003 was 3.20% compared to 3.42% in 2002.

     Non-interest income totaled $55.3 million for the first nine months of 2003, increasing $12.8 million, or 30%, over the same period in 2002 and totaled $18.4 million in the third quarter of 2003, increasing $2.5 million, or 16%, over the third quarter of 2002.

     Non-interest expense totaled $91.3 million for the first nine months of 2003, increasing $14.7 million, or 19%, over the first nine months of 2002, and totaled $31.8 million in the third quarter of 2003, increasing $3.9 million, or 14%, over the third quarter of 2002. The net overhead ratio for the first nine months of 2003 improved to 1.21% from 1.48% in the same period last year.

     Non-performing assets totaled $14.7 million, or 0.34% of total assets, at September 30, 2003, compared to $12.6 million, or 0.34% of total assets, at December 31, 2002 and $12.4 million, or 0.35% of total assets, at September 30, 2002.

     Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its eight suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located primarily in high income retail markets — Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company and Advantage National Bank in Elk Grove Village. The banks also operate facilities in Lake Bluff, Highland Park, Hoffman Estates, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, Cary, McHenry, Riverside and Roselle, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ four proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

     Currently, Wintrust operates a total of 34 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

# # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in thousands, except per share data)	2003	2002	2003	2002

Selected Financial Condition Data (at end of period):
Total assets	$4,304,877	$3,576,775
Total loans	2,949,143	2,483,892
Total deposits	3,529,196	2,971,485
Long-term debt — trust preferred securities	76,512	51,050
Total shareholders’ equity	299,874	218,028

Selected Statements of Income Data:
Net interest income	$31,892	$25,415	$86,824	$72,000
Net revenue (1)	50,335	41,372	142,115	114,480
Income before taxes	15,587	10,924	42,454	30,616
Net income	9,907	7,284	27,189	19,953
Net income per common share — Basic	0.56	0.43	1.56	1.24
Net income per common share — Diluted	0.53	0.40	1.46	1.16

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (5)	3.32%	3.26%	3.20%	3.42%
Core net interest margin (2) (5)	3.44	3.42	3.32	3.60
Non-interest income to average assets	1.75	1.87	1.86	1.85
Non-interest expense to average assets	3.02	3.27	3.07	3.33
Net overhead ratio (3)	1.27	1.40	1.21	1.48
Efficiency ratio (4) (5)	63.08	67.49	64.23	66.51
Return on average assets	0.94	0.85	0.91	0.87
Return on average equity	15.24	13.68	14.92	14.98
Average total assets	$4,181,703	$3,392,669	$3,975,136	$3,068,189
Average total shareholders’ equity	257,897	211,181	243,706	178,093
Average loans to average deposits ratio	88.9%	87.1%	87.1%	89.1%

Common Share Data at end of period:
Market price per common share	$37.80	$28.65
Book value per common share	$15.87	$12.71
Common shares outstanding	18,898	17,148
Other Data at end of period:
Allowance for loan losses	$22,760	$17,199
Non-performing assets	$14,697	$12,451
Allowance for loan losses to total loans	0.77%	0.69%
Non-performing assets to total assets	0.34%	0.35%
Number of:
Bank subsidiaries	7	7
Non-bank subsidiaries	7	7
Banking offices	32	31

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	September 30,	December 31,	September 30,
(In thousands)	2003	2002	2002

Assets
Cash and due from banks	$128,789	$105,671	$88,535
Federal funds sold and securities purchased under resale agreements	147,718	151,251	303,560
Interest-bearing deposits with banks	5,535	4,418	1,591
Available-for-sale securities, at fair value	714,412	547,679	371,684
Trading account securities	4,251	5,558	5,964
Brokerage customer receivables	32,549	37,592	44,222
Mortgage loans held-for-sale	65,240	90,446	58,237
Loans, net of unearned income	2,949,143	2,556,086	2,483,892
Less: Allowance for loan losses	22,760	18,390	17,199

Net loans	2,926,383	2,537,696	2,466,693
Premises and equipment, net	145,256	118,961	117,299
Accrued interest receivable and other assets	102,459	95,852	92,518
Goodwill	30,026	25,266	25,220
Other intangible assets	2,259	1,165	1,252

Total assets	$4,304,877	$3,721,555	$3,576,775

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$332,538	$305,540	$281,204
Interest bearing	3,196,658	2,783,584	2,690,281

Total deposits	3,529,196	3,089,124	2,971,485
Notes payable	26,000	44,025	63,625
Federal Home Loan Bank advances	140,000	140,000	140,000
Subordinated notes	50,000	25,000	—
Other borrowings	64,098	46,708	49,245
Long-term debt — trust preferred securities	76,512	50,894	51,050
Accrued interest payable and other liabilities	119,197	98,802	83,342

Total liabilities	4,005,003	3,494,553	3,358,747

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,898	17,216	17,148
Surplus	205,238	153,614	152,557
Common stock warrants	1,030	81	96
Retained earnings	81,372	56,967	49,045
Accumulated other comprehensive loss	(6,664)	(876)	(818)

Total shareholders’ equity	299,874	227,002	218,028

Total liabilities and shareholders’ equity	$4,304,877	$3,721,555	$3,576,775

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In thousands, except per share data)	2003	2002	2003	2002

Interest income
Interest and fees on loans	$45,498	$41,398	$128,327	$116,425
Interest bearing deposits with banks	40	9	97	17
Federal funds sold and securities purchased under resale agreements	347	713	1,816	1,211
Securities	6,257	4,829	17,626	14,540
Trading account securities	28	42	112	122
Brokerage customer receivables	303	554	999	1,739

Total interest income	52,473	47,545	148,977	134,054

Interest expense
Interest on deposits	16,535	18,449	50,650	51,709
Interest on Federal Home Loan Bank advances	1,489	1,490	4,419	3,465
Interest on subordinated notes	638	—	2,013	—
Interest on notes payable and other borrowings	712	904	1,781	3,017
Interest on long-term debt — trust preferred securities	1,207	1,287	3,290	3,863

Total interest expense	20,581	22,130	62,153	62,054

Net interest income	31,892	25,415	86,824	72,000
Provision for loan losses	2,909	2,504	8,402	7,335

Net interest income after provision for loan losses	28,983	22,911	78,422	64,665

Non-interest income
Wealth management fees	7,716	6,725	20,669	18,726
Fees on mortgage loans sold	4,570	3,794	13,712	7,745
Service charges on deposit accounts	889	798	2,611	2,289
Gain on sale of premium finance receivables	1,200	656	3,470	2,250
Administrative services revenue	1,019	941	3,178	2,694
Net available-for-sale securities gains	31	196	637	43
Other	3,018	2,847	11,014	8,733

Total non-interest income	18,443	15,957	55,291	42,480

Non-interest expense
Salaries and employee benefits	19,958	16,863	55,673	45,625
Equipment expense	1,969	1,760	5,727	5,286
Occupancy, net	1,841	1,700	5,626	4,853
Data processing	1,114	1,073	3,193	3,129
Advertising and marketing	602	596	1,645	1,653
Professional fees	861	737	2,565	2,033
Amortization of other intangible assets	150	120	448	237
Other	5,344	5,095	16,382	13,713

Total non-interest expense	31,839	27,944	91,259	76,529

Income before taxes	15,587	10,924	42,454	30,616
Income tax expense	5,680	3,640	15,265	10,663

Net income	$9,907	$7,284	$27,189	$19,953

Net income per common share — Basic	$0.56	$0.43	$1.56	$1.24

Net income per common share — Diluted	$0.53	$0.40	$1.46	$1.16

Cash dividends declared per common share	$0.08	$0.06	$0.16	$0.12

Weighted average common shares outstanding	17,617	17,114	17,445	16,047
Dilutive potential common shares	1,199	1,198	1,137	1,089

Average common shares and dilutive common shares	18,816	18,312	18,582	17,136

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

In accordance with new SEC rules required by the Sarbanes-Oxley Act of 2002 regarding the use of financial measures and ratios not calculated in accordance with generally accepted accounting principles (“GAAP”), a reconciliation must be provided that shows these measures and ratios calculated according to GAAP and a statement why management believes these measures and ratios provide a more accurate view of performance.

Certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more accurate view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency for comparative purposes. Other financial holding companies may define or calculate these measures and ratios differently. See the table below for supplemental data and the corresponding reconciliation to GAAP financial measures for the three and nine-month periods ended September 30, 2003 and 2002.

Management reviews yields on certain asset categories and the net interest margin of the Company, and its banking subsidiaries, on a fully taxable-equivalent basis (“FTE”). In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

Management also evaluates the net interest margin excluding the interest expense associated with the Company’s Long-term Debt — Trust Preferred Securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more accurate view of the operational net interest margin of the Company.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in thousands)	2003	2002	2003	2002

(A) Interest income (GAAP)	$52,473	$47,545	$148,977	$134,054
Taxable-equivalent adjustment — Loans	110	174	374	530
Taxable-equivalent adjustment — Liquidity management assets	46	53	180	97
Taxable-equivalent adjustment — Other earning assets	12	—	50	—

Interest income — FTE	$52,641	$47,772	$149,581	$134,681
(B) Interest expense (GAAP)	20,581	22,130	62,153	62,054

Net interest income — FTE	$32,060	$25,642	$87,428	$72,627

(C) Net interest income (GAAP) (A minus B)	$31,892	$25,415	$86,824	$72,000
Net interest income — FTE	$32,060	$25,642	$87,428	$72,627
Add: Interest expense on long-term debt — trust preferred securities	1,207	1,287	3,290	3,863

Core net interest income — FTE (1)	$33,267	$26,929	$90,718	$76,490

(D) Net interest margin (GAAP)	3.30%	3.23%	3.18%	3.39%
Net interest margin — FTE	3.32%	3.26%	3.20%	3.42%
Core net interest margin — FTE (1)	3.44%	3.42%	3.32%	3.60%
(E) Efficiency ratio (GAAP)	63.29%	67.86%	64.50%	66.87%
Efficiency ratio — FTE	63.08%	67.49%	64.23%	66.51%

(1)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth	% Growth
				from	from
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2003	2002	2002	2002 (1)	2002

Balance:
Commercial and commercial real estate	$1,436,123	$1,320,598	$1,250,348	11.7%	14.9%
Home equity	434,524	365,521	350,422	25.2	24.0
Residential real estate	151,607	156,213	151,193	(3.9)	0.3
Premium finance receivables	678,267	461,614	470,470	62.8	44.2
Indirect auto loans	166,560	178,234	184,665	(8.8)	(9.8)
Tricom finance receivables	26,275	21,048	20,981	33.2	25.2
Other loans	55,787	52,858	55,813	7.4	—

Total loans, net of unearned income	$2,949,143	$2,556,086	$2,483,892	20.6%	18.7%

Mix:
Commercial and commercial real estate	49%	52%	50%
Home equity	15	14	14
Residential real estate	5	6	6
Premium finance receivables	23	18	19
Indirect auto loans	5	7	8
Tricom finance receivables	1	1	1
Other loans	2	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

DEPOSITS

				% Growth	% Growth
				from	From
	September 30,	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2003	2002	2002	2002 (1)	2002
Balance:
Non-interest bearing	$332,538	$305,540	$281,204	11.8%	18.3%
NOW	399,797	354,499	360,583	17.1	10.9
NOW — Brokerage customer deposits	260,430	231,700	179,796	16.6	44.8
Money market	428,535	399,441	381,593	9.7	12.3
Savings	159,950	147,669	135,958	11.1	17.6
Time certificate of deposits	1,947,946	1,650,275	1,632,351	24.1	19.3

Total deposits	$3,529,196	$3,089,124	$2,971,485	19.0%	18.8%

Mix:
Non-interest bearing	10%	10%	9%
NOW	11	11	12
NOW — Brokerage customer deposits	7	8	6
Money market	12	13	13
Savings	5	5	5
Time certificate of deposits	55	53	55

Total deposits	100%	100%	100%

(1)	Annualized

As part of its strategy for integrating its February 2002 acquisition of the Wayne Hummer Companies, Wintrust sought to attempt to attract funds from the money market mutual fund balances managed by Wayne Hummer Asset Management Company into deposit accounts of the Wintrust affiliate banks. Consistent with reasonable interest rate risk parameters, the funds will generally be invested in loan production of the affiliate banks as well as other investments suitable for banks. As of September 30, 2003, approximately $260.4 million had migrated into insured bank deposits at the affiliate banks. The migration of additional funds to the affiliate banks is subject to the desire of the customers to make the transition of their funds into FDIC insured bank accounts, capital capacity of the Company and the availability of suitable investments in which to deploy the funds.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended September 30, 2003 and 2002:

	For the Three Months Ended			For the Three Months Ended
	September 30, 2003			September 30, 2002

(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$723,382	$6,690	3.67%	$611,355	$5,604	3.64%
Other earning assets (2) (3)	35,740	343	3.81	56,836	596	4.16
Loans, net of unearned income (2) (4) (8)	3,077,798	45,608	5.88	2,452,239	41,572	6.73

Total earning assets (8)	$3,836,920	$52,641	5.44%	$3,120,430	$47,772	6.07%

Allowance for loan losses	(22,228)			(16,776)
Cash and due from banks	84,083			69,211
Other assets	282,928			219,804

Total assets	$4,181,703			$3,392,669

Interest-bearing deposits	$3,132,445	$16,535	2.09%	$2,539,544	$18,449	2.88%
Federal Home Loan Bank advances	140,000	1,489	4.22	139,900	1,490	4.23
Notes payable and other borrowings	108,259	638	2.34	114,778	904	3.12
Subordinated notes	50,000	712	5.57	—	—	—
Long-term debt — trust preferred securities	76,816	1,207	6.29	51,050	1,287	10.09

Total interest-bearing liabilities	$3,507,520	$20,581	2.33%	$2,845,272	$22,130	3.09%

Non-interest bearing deposits	330,593			274,325
Other liabilities	85,693			61,891
Equity	257,897			211,181

Total liabilities and shareholders equity	$4,181,703			$3,392,669

Interest rate spread (5) (8)			3.11%			2.98%
Net free funds/contribution (6)	$329,400		0.21	$275,158		0.28

Net interest income/Net interest margin (8)		$32,060	3.32%		$25,642	3.26%

Core net interest margin (7) (8)			3.44%			3.42%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended September 30, 2003 and 2002 were $168,000 and $227,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended September 30, 2003 totaled $32.0 million, an increase of $6.4 million, or 25%, as compared to the $25.6 million recorded in the same quarter of 2002. Average loans in the third quarter of 2003 increased $626 million, or 26%, over the third quarter of 2002.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the third quarter of 2003 the net interest margin was 3.32%, an increase of 6 basis points when compared to the net interest margin of 3.26% in the prior year third quarter, and an 18 basis point increase when compared to the net interest margin of 3.14% in the second quarter of 2003. The core net interest margin, which excludes the interest expense related to Wintrust’s Long-term Debt - Trust Preferred Securities, was 3.44% for the third quarter of 2003 an increase of 2 basis points when compared to the prior year third quarter’s core net interest margin of 3.42%.

The yield on total earning assets for the third quarter of 2003 was 5.44% as compared to 6.07% in 2002, a decrease of 63 basis points resulting primarily from the effect of decreases in general market rates on loans. Average loans comprised approximately 80% of total average earning assets in the third quarter of 2003. The third quarter 2003 yield on loans was 5.88%, an 85 basis point decrease when compared to the prior year third quarter yield of 6.73%.

The rate paid on interest-bearing deposits declined 79 basis points to 2.09% in the third quarter of 2003. This decrease helped improve the net interest rate spread by 13 basis points in the third quarter of 2003 when compared to the third quarter of 2002. The rate paid on interest-bearing deposits declined by 19 basis points when compared to the second quarter of 2003. This was the primary contributor to the Company’s 18 basis point improvement in net interest margin when compared to the second quarter of 2003.

The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes and other borrowings, was 3.78% in the third quarter of 2003 compared to 3.73% in the third quarter of 2002. The Company utilizes these borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position, funding at the Wayne Hummer Companies and for general corporate purposes.

On a year-to-date basis, tax-equivalent net interest income for the period ended September 30, 2003 totaled $87.4 million, an increase of $14.8 million, or 20%, as compared to the $72.6 million recorded in the same period of 2002. The net interest margin was 3.20%, a decrease of 22 basis points when compared to the net interest margin of 3.42% in the prior year period. Year-to-date average loan growth of $619 million, or 27%, helped offset the decline in interest rate spread over the last 12 months.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the nine-month periods ended September 30, 2003 and 2002:

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2003			September 30, 2002

(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$731,383	$19,719	3.60%	$517,856	$15,865	4.10%
Other earning assets (2) (3)	38,943	1,161	3.99	57,663	1,861	4.31
Loans, net of unearned income (2) (4) (8)	2,881,317	128,701	5.97	2,262,057	116,955	6.91

Total earning assets (8)	$3,651,643	$149,581	5.48%	$2,837,576	$134,681	6.35%

Allowance for loan losses	(20,685)			(15,542)
Cash and due from banks	77,617			54,498
Other assets	266,561			191,657

Total assets	$3,975,136			$3,068,189

Interest-bearing deposits	$2,993,848	$50,650	2.26%	$2,286,073	$51,709	3.02%
Federal Home Loan Bank advances	140,000	4,419	4.22	112,062	3,465	4.13
Notes payable and other borrowings	97,992	2,013	2.75	130,714	3,017	3.09
Subordinated notes	39,103	1,781	6.01	—	—	—
Long-term debt — trust preferred securities	66,275	3,290	6.62	51,050	3,863	10.09

Total interest-bearing liabilities	$3,337,218	$62,153	2.49%	$2,579,899	$62,054	3.22%

Non-interest bearing deposits	314,071			252,305
Other liabilities	80,141			57,892
Equity	243,706			178,093

Total liabilities and shareholders equity	$3,975,136			$3,068,189

Interest rate spread (5) (8)			2.99%			3.13%
Net free funds/contribution (6)	$314,425		0.21	$257,677		0.29

Net interest income/Net interest margin (8)		$87,428	3.20%		$72,627	3.42%

Core net interest margin (7) (8)			3.32%			3.60%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended September 30, 2003 and 2002 were $604,000 and $627,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

NON-INTEREST INCOME

For the third quarter of 2003, non-interest income totaled $18.4 million and increased $2.5 million over the prior year third quarter. The increase in non-interest income is primarily a result of an increase in wealth management fees, fees on mortgage loans sold and gain on sales of premium finance receivables. Non-interest income as a percentage of net revenue decreased to 37% in the third quarter of 2003, down from 39% in the third quarter of 2002. The strong growth in net interest income in the third quarter of 2003 caused this ratio to decline.

The following table presents non-interest income by category for the three months ended September 30, 2003 and 2002:

	Three Months Ended
	September 30,
			$	%
(Dollars in thousands)	2003	2002	Change	Change

Trust and asset management	$2,030	$1,619	411	25.4
Brokerage	5,686	5,106	580	11.4

Total wealth management	7,716	6,725	991	14.7

Fees on mortgage loans sold	4,570	3,794	776	20.4
Service charges on deposit accounts	889	798	91	11.4
Gain on sale of premium finance receivables	1,200	656	544	82.9
Administrative services revenue	1,019	941	78	8.3
Net available-for-sale securities gains	31	196	(165)	(84.3)
Other:
Fees from covered call options	1,279	1,320	(41)	(3.2)
BOLI	492	309	183	59.2
Miscellaneous	1,247	1,218	29	2.4

Total Other	3,018	2,847	171	6.0

Total non-interest income	$18,443	$15,957	2,486	15.6

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at the Wayne Hummer Companies (including the recently acquired Lake Forest Capital Management Company). Wealth management fees totaled $7.7 million in the third quarter of 2003, a $991,000 increase from the $6.7 million recorded in the third quarter of 2002. Additionally, wealth management fees increased $714,000 when compared to the second quarter of 2003, the second consecutive quarter of improvement.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended September 30, 2003, these fees totaled $4.6 million, an increase of $776,000, or 20%, from the prior year third quarter. Although these fees are a continuous source of revenue, these fees are a result of the continued high level of mortgage origination volume, particularly refinancing activity caused by the low level of mortgage interest rates. Management anticipates that the level of refinancing activity may taper off significantly in the fourth quarter of 2003, barring any further reductions in mortgage interest rates.

Service charges on deposit accounts totaled $889,000 for the third quarter of 2003, an increase of $91,000, or 11%, when compared to the same quarter of 2002. This increase was mainly due to a larger deposit base and a greater number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution in the third quarter of 2003 and recognized gains of $1.2 million related to this activity, compared with $656,000 of recognized gains in the third quarter of 2002. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the third quarter of 2003, the ratio was approximately 89%. Consistent with Wintrust’s strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $1.0 million to total non-interest income in the third quarter of 2003, an increase of $78,000 from the third quarter of 2002. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue increase over the third quarter of 2002 is primarily attributable to the acquisition of a competitor’s customer base in early January 2003 offset somewhat by lower fee yields due to competitive pressures in the industry. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Premium income from certain covered call option transactions totaled $1.3 million in the third quarter of 2003 compared to $1.3 million in the same period of 2002. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management.

For the first nine months of 2003, total non-interest income was $55.3 million and increased $12.8 million, or 30%, when compared to the same period in 2002. The higher level of non-interest income was comprised of increases in fees on mortgage loans sold from originating and selling residential real estate loans into the secondary market of $6.0 million, wealth management fees of $1.9 million, recognized gains related to the sale of premium finance receivables to an unrelated third party of $1.2 million, increases in premium income from certain covered call option transactions of $2.4 million, administrative services revenue contributed by Tricom of $484,000, net securities gains of $594,000 and service charges on deposit accounts of $322,000 due to a higher deposit base and a larger number of accounts at the banking subsidiaries. Other non-interest income was impacted by increases in the cash surrender value of BOLI of $1.2 million offset by $1.25 million for a partial settlement related to a non-recurring charge recorded in 2000 that was collected in the first quarter of 2002. During the third quarter of 2002, the Company purchased $41.1 million of BOLI. The BOLI policies were purchased to consolidate existing term life insurance contracts of executive officers and to mitigate the mortality risk associated with death benefits provided for in the executives’ employment contracts. Adjustments to the cash surrender value of the BOLI policies are recorded as non-interest income.

The following table presents non-interest income by category for the nine months ended September 30, 2003 and 2002:

	Nine Months Ended
	September 30,
			$	%
(Dollars in thousands)	2003	2002	Change	Change

Trust and asset management	$5,461	4,807	654	13.6
Brokerage	15,208	13,919	1,289	9.3

Total wealth management	20,669	18,726	1,943	10.4

Fees on mortgage loans sold	13,712	7,745	5,967	77.0
Service charges on deposit accounts	2,611	2,289	322	14.1
Gain on sale of premium finance receivables	3,470	2,250	1,220	54.2
Administrative services revenue	3,178	2,694	484	18.0
Net available-for-sale securities gains	637	43	594	N/M
Other:
Fees from covered call options	6,058	3,678	2,380	64.7
BOLI	1,461	309	1,152	372.8
Partial recovery of premium finance defalcation	—	1,250	(1,250)	N/M
Miscellaneous	3,495	3,496	(1)	—

Total Other	11,014	8,733	2,281	26.1

Total non-interest income	$55,291	$42,480	12,811	30.2

N/M = calculation not meaningful

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2003 totaled $31.8 million and increased $3.9 million, or 14%, from the third quarter 2002 total of $27.9 million. The increase in non-interest expense, particularly salaries and employee benefits, over the third quarter of 2002, reflects the continued growth and expansion of the banks with additional branches, the growth in the premium finance business, the addition of Lake Forest Capital Management in the first quarter of 2003 and the expansion of the Wayne Hummer Companies.

The following table presents non-interest expense by category for the three months ended September 30, 2003 and 2003:

	Three Months Ended
	September 30,
			$	%
(Dollars in thousands)	2003	2002	Change	Change

Salaries and employee benefits	$19,958	$16,863	3,095	18.4
Equipment	1,969	1,760	209	11.9
Occupancy, net	1,841	1,700	141	8.3
Data processing	1,114	1,073	41	3.8
Advertising and marketing	602	596	6	1.0
Professional fees	861	737	124	16.8
Amortization of other intangibles	150	120	30	25.0
Other:
Commissions — 3rd party brokers	571	564	7	1.2
Loan expenses	681	656	25	3.8
Postage	562	585	(23)	(3.9)
Miscellaneous	3,530	3,290	240	7.3

Total Other	5,344	5,095	249	4.9

Total non-interest expense	$31,839	$27,944	3,895	13.9

Salaries and employee benefits totaled $20.0 million for the third quarter of 2003, an increase of $3.1 million, or 18%, as compared to the prior year’s third quarter total of $16.9 million. This increase was primarily due to increases in salaries and employee benefit costs as a result of continued growth and expansion of the banking franchise, commissions associated with increased mortgage loan origination activity, normal annual increases in salaries and the employee benefit costs and to the salary and benefit costs of Lake Forest Capital Management Company.

The remaining categories of non-interest expense, such as occupancy costs, equipment expense, professional fees and other increased by $800,000 over the prior year third quarter. The increases in equipment and occupancy expenses are due primarily to the general growth and expansion of the banks and the acquisition of Lake Forest Capital Management Company. Professional fees reflect the additional audit and legal costs associated with a larger organization and Sarbanes-Oxley and Gramm-Leach-Bliley Act compliance while miscellaneous expense was impacted by the increased cost of insurance coverage due to market rate increases, the growth of the Company and the renewal of certain policies as a result of the completion of three year policy terms at the end of 2002.

On a year-to-date basis non-interest expense totaled $91.3 million and increased $14.7 million, or 19%, over the first nine months of 2002. Wintrust’s net overhead ratio improved from 1.48% for the first nine months of 2002 to 1.21% for the comparable period in 2003.

The following table presents non-interest expense by category for the nine months ended September 30, 2003 and 2003:

	Nine Months Ended
	September 30,
			$	%
(Dollars in thousands)	2003	2002	Change	Change

Salaries and employee benefits	$55,673	$45,625	10,048	22.0
Equipment	5,727	5,286	441	8.3
Occupancy, net	5,626	4,853	773	15.9
Data processing	3,193	3,129	64	2.0
Advertising and marketing	1,645	1,653	(8)	(0.5)
Professional fees	2,565	2,033	532	26.2
Amortization of other intangibles	448	237	211	89.0
Other:
Commissions — 3rd party brokers	2,224	1,716	508	29.6
Loan expenses	2,040	1,136	904	79.6
Postage	1,711	1,552	159	10.2
Miscellaneous	10,407	9,309	1,098	11.8

Total Other	16,382	13,713	2,669	19.5

Total non-interest expense	$91,259	$76,529	14,730	19.2

The increase is predominantly due to a $10.0 million increase in salaries and employee benefits costs and the higher general operating costs associated with operating additional and larger banking offices. The remainder of the increase, or $4.7 million, is due to a variety of factors. The year-to-date increases in equipment and occupancy expenses and professional fees are consistent with the increases described earlier for the third quarter of 2003. Commissions paid to third party brokers represent the commissions paid on higher levels of revenue generated by Focused Investments through its network of unaffiliated banks. Loan expenses reflect the higher volume of residential and commercial loans processed in 2003. The increase in amortization of other intangibles is a result of higher levels of amortizable customer list intangibles attributable to the acquisition of Lake Forest Capital Management Company.

ASSET QUALITY

Allowance for Loan Losses
A reconciliation of the activity in the balance of the allowance for loan losses for the three and nine months ended September 30, 2003 and 2002 is shown as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in thousands)	2003	2002	2003	2002

Balance at beginning of period	$21,310	$16,009	$18,390	$13,686
Provision for loan losses	2,909	2,504	8,402	7,335
Charge-offs:
Commercial and commercial real estate loans	623	379	1,434	782
Home equity loans	159	—	159	—
Residential real estate loans	—	3	—	3
Consumer and other loans	22	24	152	172
Premium finance receivables	652	1,034	2,142	2,878
Indirect automobile loans	227	165	757	640
Tricom finance receivables	—	1	—	10

Total charge-offs	1,683	1,606	4,644	4,485

Recoveries:
Commercial and commercial real estate loans	75	144	213	279
Home equity loans	—	—	—	—
Residential real estate loans	—	—	13	—
Consumer and other loans	8	3	32	15
Premium finance receivables	73	111	198	240
Indirect automobile loans	68	33	152	103
Tricom finance receivables	—	1	4	26

Total recoveries	224	292	612	663

Net charge-offs	(1,459)	(1,314)	(4,032)	(3,822)

Balance at September 30	$22,760	$17,199	$22,760	$17,199

Annualized net charge-offs (recoveries) as a percentage of average:
Commercial and commercial real estate loans	0.15%	0.08%	0.12%	0.06%
Home equity loans	0.15	—	0.05	—
Residential real estate loans	—	0.01	(0.01)	—
Consumer and other loans	0.10	0.14	0.28	0.34
Premium finance receivables	0.34	0.75	0.43	0.79
Indirect automobile loans	0.38	0.28	0.48	0.39
Tricom finance receivables	—	—	(0.02)	(0.11)

Total loans, net of unearned income	0.19%	0.21%	0.19%	0.23%

Net charge-offs as a percentage of the provision for loan losses	50.15%	52.48%	47.99%	52.11%

Loans at September 30			$2,949,143	$2,483,892

Allowance as a percentage of loans at period-end			0.77%	0.69%

Past Due Loans and Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2003	2003	2002	2002

Past Due greater than 90 days and still accruing:
Residential real estate and home equity	$80	$61	$32	$306
Commercial, consumer and other	981	2,829	3,047	2,247
Premium finance receivables	3,210	2,673	2,198	2,170
Indirect automobile loans	294	324	423	384
Tricom finance receivables	—	—	—	—

Total past due greater than 90 days and still accruing	4,565	5,887	5,700	5,107

Non-accrual loans:
Residential real estate and home equity	40	415	711	346
Commercial, consumer and other	3,190	2,543	1,132	1,430
Premium finance receivables	6,306	4,575	4,725	4,731
Indirect automobile loans	89	196	254	409
Tricom finance receivables	6	8	20	75

Total non-accrual	9,631	7,737	6,842	6,991

Total non-performing loans:
Residential real estate and home equity	120	476	743	652
Commercial, consumer and other	4,171	5,372	4,179	3,677
Premium finance receivables	9,516	7,248	6,923	6,901
Indirect automobile loans	383	520	677	793
Tricom finance receivables	6	8	20	75

Total non-performing loans	14,196	13,624	12,542	12,098

Other real estate owned	501	921	76	353

Total non-performing assets	$14,697	$14,545	$12,618	$12,451

Total non-performing loans by category as a percent of its own respective category:
Residential real estate and home equity	0.02%	0.09%	0.14%	0.13%
Commercial, consumer and other	0.28	0.35	0.30	0.28
Premium finance receivables	1.40	1.16	1.50	1.47
Indirect automobile loans	0.23	0.31	0.38	0.43
Tricom finance receivables	0.02	0.03	0.10	0.36

Total non-performing loans	0.48%	0.47%	0.49%	0.49%

Total non-performing assets as a percentage of total assets	0.34%	0.35%	0.34%	0.35%

Allowance for loan losses as a percentage of non-performing loans	160.33%	156.42%	146.63%	142.16%

The provision for loan losses totaled $2.9 million for the third quarter of 2003, an increase of $405,000 from a year earlier. For the quarter ended September 30, 2003 net charge-offs totaled $1.5 million, up from the $1.3 million of net charge-offs recorded in the same period of 2002. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.19% in the third quarter of 2003 from 0.21% in the same period in 2002.

On a year-to-date basis the provision for loan losses totaled $8.4 million for the first nine months of 2003, an increase of $1.1 million over the same period last year. Net charge-offs for the first nine months of 2003 were $4.0 million, up from the $3.8 million of net charge-offs recorded in the same period last year. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.19% for the first nine months of 2003 from 0.23% in the first nine months of 2002.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Non-performing Residential Real Estate, Commercial, Consumer and Other Loans

Total non-performing loans for Wintrust’s residential real estate, commercial, consumer and other loans were $4.3 million compared to the $5.8 million reported at June 30, 2003 and $4.9 million reported at December 31, 2002. These loans consist primarily of a small number of commercial, residential real estate and home equity loans, which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management to monitor the status of these credits and work with the borrowers to resolve these problems effectively.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of September 30, 2003 and 2002, and the amount of net charge-offs for the nine months then ended.

(Dollars in thousands)	September 30, 2003	September 30, 2002

Non-performing premium finance receivables	$9,516	$6,901
- as a percent of premium finance receivables outstanding	1.40%	1.47%
Net charge-offs of premium finance receivables	$1,944	$2,638
- annualized as a percent of average premium finance receivables	0.43%	0.79%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is down slightly from the prior year-end level but up compared to the level reported at June 30, 2003. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios to remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $383,000 at September 30, 2003, compared to $677,000 at December 31, 2002 and $793,000 at September 30, 2002. The ratio of these non-performing loans to total indirect automobile loans was 0.23% at September 30, 2003 compared to 0.38% at December 31, 2002 and 0.43% at September 30, 2002. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect automobile loans were 0.48% in the first nine months of 2003 compared to 0.39% in the same period in 2002. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending. Due to the impact of the current economic and competitive environment surrounding this type of lending, management continues to de-emphasize, in relation to other loan categories, growth in the indirect automobile loan portfolio. Indirect automobile loans at September 30, 2003 were $167 million, down from $178 million at December 31, 2002 and $185 million at September 30, 2002.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of Advantage National Bancorp, Inc. with Wintrust, unforeseen difficulties or unanticipated developments related to the pending acquisition of Village Bancorp, Inc., the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.